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                                                                    Exhibit 99.1
iLinc
  COMMUNICATIONS

CONTACT:      Mark R. Yeager
              Vice President of Marketing
              602-952-1200
              pr@ilinc.com
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                     ILINC RELEASES NEW INVESTOR INFORMATION

PHOENIX, Arizona (March 8, 2006) - iLinc Communications, Inc. (AMEX:ILC), developers of Web conferencing software and audio conferencing solutions announced that the Company has updated the investor information on the Company's Web site to contain new items regarding the Web conferencing industry, iLinc's competitive advantages, financial highlights, company milestones, and investor contact information. Interested parties can visit the new page at http://www.ilinc.com/investorrelations.php.
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Within the rapidly growing conferencing market, iLinc believes that it is well positioned to leverage several core competitive advantages, which include:

o iLinc is one of the few major Web conferencing providers that sells its award-winning software on a perpetual license or "purchase model" basis. Our software can either be purchased and hosted by customers on their own network or purchased and hosted within the iLinc Data Center. By enabling customers to purchase and own their own solution instead of renting a monthly or annual service, iLinc offers an unsurpassed return on their investment that is not matched by its competitors.

o iLinc also offers flexible installation and payment models ranging from a pay-per-minute program to the preferred concurrent connection license model, providing an easy migration path for customers as their Web conferencing needs change.

o The iLinc Suite(TM) offers to our customers the highest level of data security in the industry providing end-to-end protection using the Federal government's Advanced Encryption Standard (AES), the highest government standard.

o The iLinc Suite(TM) is one if the few Web conferencing products that combine the full range of communication needs, including audio (telephone) conferencing, video conferencing, Web conferencing, and cost-effective Voice-over IP. iLinc is a Tier One supplier of both audio and Web conferencing products and services providing to its customers integrated services and products that its competition simply cannot match.

o The iLinc software contains attributes that better enable enterprise deployment including:

     o    Industry-leading customization capabilities

     o    Enterprise administrative controls

     o    Bandwidth controls

     o    Multi-divisional user and content management

     o    Quick and cost-effective implementation and integration


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ABOUT ILINC COMMUNICATIONS, INC.
iLinc Communications, Inc. is a leading developer of Web conferencing software and audio (phone) conferencing services for highly secure and cost-effective collaborative meetings, presentations, and training sessions. The Company enables customers to purchase and own iLinc Web conferencing software, which can be installed inside of a customer's network or hosted by iLinc. Our products and services include the iLinc Suite of Web Conferencing software (MeetingLinc, LearnLinc, ConferenceLinc, and SupportLinc); Audio Conferencing Services; On-Demand Conferencing; and EventPlus, a service for professionally managed online and audio conferencing events. iLinc's products and services are used by organizations worldwide in sales, HR and training, marketing, and customer support. More information about the Phoenix-based company may be found on the Web at www.ilinc.com.
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iLinc, iLinc Communications, iLinc Suite, MeetingLinc, LearnLinc,
ConferenceLinc, SupportLinc, On-Demand, EventPlus, Web Presenter, and its logos are trademarks or registered trademarks of iLinc Communications, Inc. All other company names and products may be trademarks of their respective companies.






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